Exhibit 10.19

AGREEMENT

This Agreement ("Agreement") is entered into on July 13, 2011 ("Effective Date") between MGM Resorts International, a Delaware corporation ("MGM"), myVEGAS.com, LLC, a Nevada limited liability company ("myVEGAS"), and incuBET, Inc., a Delaware corporation (“incuBET”).

RECITALS

MGM, myVEGAS and incuBET are parties to a Marketing Agreement dated April 13, 2011 (the "Marketing Agreement'').

incuBET anticipates consummating a private placement of Series A Preferred Stock (the "Series A Offering") with Activision Publishing, Inc. ("Activision") and other investors.

Pursuant to the Series A Offering, incuBET, MGM, Activision and other investors will enter into and become parties to, inter alia, an Investor Rights Agreement, Right of First Refusal and Co-Sale Agreement, and Voting Agreement.

As an inducement to Activision to consummate the Series A Offering, MGM, myVEGAS and incuBET have agreed to amend certain terms of the Marketing Agreement, and to affirm certain agreements.

The parties agree as follows:

1.             Consent of Activision. MGM hereby consents to Activision's equity ownership interest in incuBET in the Series A Offering, and any subsequent Change of Control (as defined in the Marketing Agreement) in which Activision is (i) the acquirer of fifty percent (50%) or more of the beneficial ownership of the Founder's Shares, (ii) the entity that holds a majority of the shares of the surviving entity into which incuBET merges, or (iii) the acquirer of all or substantially all of the assets of incuBET, provided in each case that the requirements of clause (i), if applicable, and clause (2) of Section 10.2 of the Marketing Agreement are satisfied at the time of such Change of Control.

2.             Amendment of Marketing Agreement. MGM, myVEGAS and incuBET hereby agree to amend Sections 10.1, 10.2 and 17.6 of the Marketing Agreement in its entirety to read as follows:

10.1            Equity. As consideration for the use of the Licensed Marks and Licensed Copyrights and the joint marketing efforts, and in lieu of payment of royalties, incuBET, Inc., a Delaware corporation ("incuBET") and the parent company of myVEGAS, issued to MGM Six Hundred Thousand (600,000) shares of common stock of incuBET, which number of shares, upon issuance, equaled ten percent (10%) of the total shares of common stock of incuBET issued to the founders of incuBET (the "Founders"), including MGM (the "Founder's Shares"). In connection therewith and as a condition precedent to issuing the Shares, MGM entered into and become a party to a Stock Purchase Agreement dated July 1, 2011 in the form attached hereto as Exhibit  A, which was substantially the same form as the Founder Stock Purchase Agreements entered into by and between the Company and the Founders. In addition, MGM hereby agrees to enter into (i) the Investor Rights Agreement, Right of First Refusal and Co-Sale Agreement (the "Co-Sale Agreement"), and Voting Agreement between incuBET, MGM, Activision Publishing, Inc., and other investors in incuBET's offering of shares of Series A Preferred Stock (the "Series A Offering") and (ii) the Letter Agreement (the "Letter Agreement") to be entered into in connection with the Series A Offering among incuBET, Activision Publishing, Inc. and the Founders (as defined in the Letter Agreement).

10.2            Change of Control and Assignment Restrictions. Except as set forth below in this Section, incuBET hereby agrees that it will not enter into an agreement or arrangement that results in a Change of Control without the prior written consent of MGM, such consent not to be unreasonably withheld or delayed. Notwithstanding the preceding sentence, beginning on the Effective Date of the Agreement and continuing for a period of three (3) years ("Initial Period"), incuBET is permitted to enter into any agreement or arrangement that results in a Change in Control (as defined below) of myVegas or incuBET provided that: (1) Andrew Pascal is designated as and performs the functional duties of the Chairman of the Board, Chief Executive Officer, Chief Operating Officer or President of incuBET for the remainder of the Initial Period; (2) neither the person or entity acquiring control of myVegas or incuBET, nor its affiliates, operates or own, in whole or in part, any land-based casino; (3) MGM reasonably believes that neither the person or entity acquiring control of myVegas or incuBET, nor its affiliates, are in any business that may negatively affect MGM's reputation or goodwill; and (4) MGM reasonably believes that neither the person or entity acquiring control of myVegas or incuBET, nor its affiliates, would negatively affect MGM's ability to maintain or obtain a gaming license in any jurisdiction of interest to MGM. After the Initial Term, incuBET shall be permitted to enter into any agreement or arrangement that results in a Change in Control if the requirements of Paragraph 10.2(2)-(4) are satisfied. A "Change of Control" means a transaction or a series of related transactions in which: (i) fifty percent (50%) or more of the beneficial ownership of the Founder's Shares are sold assigned or otherwise transferred to any entity not wholly owned and controlled by incuBET; (ii) incuBET merges into another entity other than in a transaction in which the shares of incuBET are converted into a majority of the shares of the surviving entity; (iii) all or substantially all of the assets of incuBET or myVEGAS are sold, transferred or otherwise assigned, or (iv) a Proposed Sale as defined in the Voting Agreement occurs; or (v) a sale, assignment or transfer of the Game occurs.

17.6            Assignment; Delegation. No party may assign any of its rights under this Agreement, or delegate any performance under this Agreement, in whole or in part, except with the prior written consent of the other party, such consent not to be unreasonably withheld.

3.             Proxy Upon Involuntary Assignment of Company Stock. Notwithstanding anything to the contrary in the Investor Rights Agreement, Right of First Refusal and Co-Sale Agreement, Letter Agreement and Voting Agreement, each of even date herewith and as amended from time to time (the “Financing Agreements”), or any other agreement between incuBET and MGM (together with the Financing Agreements, the "Applicable Agreements"), the contractual rights associated with the shares of Series A Preferred Stock and any other shares of capital stock of incuBET which are held by and/or issued or issuable to MGM at any time may be involuntarily assigned by MGM to a transferee or assignee in connection with any involuntary transfer or involuntary assignment of such shares, only (i) with the prior written consent of incuBET, and (ii) unless otherwise agreed to by incuBET, if, upon any such involuntary transfer or involuntary assignment, the transferee or assignee grants an irrevocable proxy to MGM to thereafter exercise the Rights (as defined below) with respect to such shares. For purposes hereof, the "Rights" shall mean the rights and privileges as the holder of such shares would regularly enjoy as it pertains to voting, consents, notice, discussion, or any other matter arising for consideration and action during business of any meeting of the stockholders of incuBET or pursuant to consent actions taken in writing by the stockholders of incuBET, whether such actions are requested, required by or taking in connection with applicable law, incuBET's Certificate of lncorporation (as amended from time to time) or any contract or other written arrangement to which MGM is or becomes a party that relates to such shares and its rights or obligations in connection therewith, or otherwise, including, without limitation, the Financing Agreements.

4.             Consent to Merger of myVEGAS. Contemporaneously with or prior to the closing ofthe Series A Offering incuBET shall merge myVEGAS with and into incuBET (the "Merger"). MGM hereby consents to the Merger and to the assignment ofthe Marketing Agreement to incuBET as a result ofthe Merger. incuBET hereby agrees to be bound by all of the terms and conditions of the Marketing Agreement, as amended hereby.

5.             Effectiveness. This Agreement is effective as of the Effective Date, and except as expressly set forth in this Agreement, the terms and provisions of the Marketing Agreement and the Financing Agreements will remain in full force and effect as executed.

[Signature page follows]

The undersigned have executed this Agreement as of the day and year first above written as authorized officers or signatories of the relevant party.

myVEGAS LLC

/s/ Andrew S. Pascal
Andrew Pascal, CEO

incuBET, Inc.

/s/ Andrew S. Pascal
Andrew Pascal, CEO

MGM Resorts International

/s/ Bill Hornbuckle
Bill Hornbuckle, Chief Marketing Officer

EXHIBIT A

STOCK PURCHASE AGREEMENT